ASSOCIATED ESTATES REALTY CORPORATION
ELECTIVE DEFERRED COMPENSATION PLAN

Associated Estates Realty Corporation hereby establishes, effective as of June 18, 2007,  the Associated Estates Realty Corporation Elective Deferred Compensation Plan on the terms and conditions set forth below.  The Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.  The Plan provides certain eligible employees with the opportunity to defer portions of their base salary and incentive compensation all in accordance with the provisions of the Plan.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

 "Account" means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan.  The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his Account.  The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

"Affiliated Group" means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation.    Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

"Award" means any Incentive Compensation which is payable in the form of restricted shares of the Company.

"Base Salary" means the annual base rate of cash compensation payable by the Affiliated Group to a Participant during a calendar year, excluding Incentive Compensation, bonuses, severance payments, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments, and prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Groups under Sections 125 or 401(k) of the Code.   For purposes of this Plan, Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

"Beneficiary" or "Beneficiaries" means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire vested amount credited to his Account.

"Beneficiary Designation Form" means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes signs and returns to the Committee to designate one or more Beneficiaries.

"Board" means the Board of Directors of the Company.

 "Change in Control" means the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code.[1]

"Code" means the Internal Revenue Code of 1986, as amended.

"Commencement Date" has the meaning given to such term in Section 2.3 hereof.

"Committee" means the committee appointed to administer the Plan.  Unless and until otherwise specified, the Committee under the Plan shall be the Executive Compensation Committee, or its designee.

"Company" means Associated Estates Realty Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Associated Estates Realty Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

"Deferral Election" means the Participant's election on a form approved by the Committee to defer a portion of his Base Salary, Incentive Compensation or both in accordance with the provisions of Article III.

"Disability" means the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee.

"Eligible Employee" has the meaning given to such term in Section 2.1 hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Incentive Compensation" means cash compensation or restricted share awards provided as an annual bonus or pursuant to an incentive compensation or retention plan, including but not limited to an annual or long-term incentive compensation plan, whether such plan is now in effect or hereafter established by the Company or Affiliated Group, which the Committee may designate from time to time.

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"In-Service Sub-Account" means each bookkeeping In-Service Sub-Account maintained by the Committee on behalf of each Participant pursuant to Article IV hereof.

"Participant" means any Eligible Employee who (i) at any time elected to defer the receipt of Base Salary and/or Incentive Compensation in accordance with the Plan, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.

"Payment Election" means the Participant's election on a form approved by the Committee that is filed along with a Deferral Election and that sets forth the time and form of payment of such deferrals as provided in Article IV.

"Performance-Based Compensation" means Incentive Compensation that is based on services performed over a period of at least twelve (12) months and that constitutes "performance-based compensation" within the meaning of Section 409A of the Code.  Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

"Performance Period" means, with respect to any Incentive Compensation, the period of time during which such Incentive Compensation is earned.

"Plan" means this deferred compensation plan, which shall be known as the Associated Estates Realty Corporation Deferred Elective Compensation Plan.

"Retirement Sub-Account" means the bookkeeping Retirement Sub-Account maintained by the Committee on behalf of each Participant pursuant to Article IV hereof.

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"Separation from Service" means a termination of employment with the Affiliated Group in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code.  For this purpose, the employment relationship is treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Affiliated Group under an applicable statute or by contract.  For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Affiliated Group.  If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.[2]

"Specified Employee" means a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) at any time during the twelve (12) month period ending on December 31.  Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed a Specified Employee solely for the period of April 1 through March 31 following such December 31. Such term shall be interpreted in a manner consistent with Section 409A of the Code.[3]

"Stock Deferral Sub-Account" means each bookkeeping Stock Deferral Sub-Account maintained by the Committee on behalf of each Participant pursuant to Article IV hereof.

"Stock Deferral Unit" means a unit of a phantom investment that mirrors the performance of Company common stock.

"Sub-Account" means each bookkeeping Retirement Sub-Account and In-Service Sub-Account maintained by the Committee on behalf of each Participant pursuant to the Plan.

"Subsequent Payment Election" has the meaning given to such term in Section 7.1(c) hereof.

"Unforeseeable Emergency" means a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or Beneficiary or his spouse or dependent (as defined in Section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant's primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency.  Finally, the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined above) may also constitute an Unforeseeable Emergency.  Except as otherwise provided above, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  Such term shall be interpreted in a manner consistent with the definition of "unforeseeable emergency" contained in Section 409A of the Code.

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ARTICLE II
ELIGIBILITY

2.1.            Selection by Committee.  Participation in the Plan is limited to those employees of the Affiliated Group who are (i) expressly selected by the Committee, in its sole discretion, to participate in the Plan, and (ii) a member of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA (the "Eligible Employees"); provided that on the date the Plan becomes effective the Eligible Employees shall be each appointed or elected officer of the Company.  In lieu of expressly selecting Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of paragraph (ii) of this Section) providing for participation of all Eligible Employees who satisfy such criteria.  The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

2.2.            Enrollment Requirements.  As a condition to participation, each selected Eligible Employee shall complete, execute and return to the Committee a Deferral Election, Payment Election and Beneficiary Designation Form no later than the date or dates specified by the Committee.  In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3.            Commencement Date.  Each Eligible Employee shall commence participation on the date designated by the Committee (the "Commencement Date"), provided that the Commencement Date for persons who are Eligible Employees on the date the Plan becomes effective, shall be June 18, 2007; and provided, further, that if an Eligible Employee has not satisfied the applicable enrollment requirements of Section 2.2 within thirty (30) days of his Commencement Date (or such earlier date as specified by the Committee), such Eligible Employee's Commencement Date shall be the first day of the calendar year next following the date the Eligible Employee satisfies such enrollment requirements.

2.4.            Termination.  An Eligible Employee's entitlement to defer Base Salary and Incentive Compensation shall cease with respect to the calendar year (or the Performance Period, as the case may be) following the calendar year (or the Performance Period, as the case may be) in which he ceases to be an Eligible Employee, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.

ARTICLE III
DEFERRAL ELECTIONS

3.1.            New Participants.

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(a)                Qualification as a New Participant.  This Section 3.1 applies to each Eligible Employee (i) whose Commencement Date occurs after the first day of a calendar year but prior to October 1 of such calendar year (or such earlier or later date as specified by the Committee from time to time), and (ii) who was not previously eligible to participate in the Plan or another plan that is required to be aggregated with the Plan under Section 409A of the Code.  For this purpose, where an Eligible Employee has ceased being eligible to participate in a Plan (other than the accrual of earnings), regardless of whether his entire Account balance has been paid, and subsequently becomes an Eligible Employee again, the individual may be treated as being initially eligible to participate in the Plan if the individual had not been an Eligible Employee at any time during the 24-month period ending on the date the individual again becomes and Eligible Employee.

(b)               Deferral Election.  An Eligible Employee described in Section 3.1(a) may elect to defer his Base Salary earned during such calendar year or his Incentive Compensation earned during a Performance Period that commences in such calendar year by filing a Deferral Election with the Committee in accordance with the following rules:

(i)                  Timing; Irrevocability.  The Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the Participant's Commencement Date (or such earlier date as specified by the Committee on the Deferral Election).

(ii)                Base Salary.  The Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof.

(iii)               Incentive Compensation.  Where a Deferral Election is made in the first year of eligibility but after the commencement of a Performance Period, then, except as otherwise provided in Section 3.2 below, the Deferral Election shall only apply to that portion of Incentive Compensation earned for such Performance Period equal to the total amount of the Incentive Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.

3.2.            Annual Deferral Elections.  Unless Section 3.1 applies, each Eligible Employee may elect to defer Base Salary for a calendar year or his Incentive Compensation for a Performance Period, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:

(a)                Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Salary would otherwise be earned.

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(b)               Incentive Compensation.  The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Incentive Compensation would otherwise be earned.

(c)                Performance-Based Compensation.

(i)                  Notwithstanding anything contained in this 3.2 to the contrary, and only to the extent permitted by the Committee, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation must be filed with the Committee by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become "readily ascertainable" within the meaning of Section 409A of the Code.

(ii)                In order to make a Deferral Election under this Section 3.2(c), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 3.2(c).

(iii)               A Deferral Election made under this Section 3.2(c) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(iv)              To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election with respect to Performance-Based Compensation in accordance with this Section 3.2(c) provided that the Eligible Employee satisfies all of the other requirements of this Section.

(d)               Deferral of Awards.  In the event that any Incentive Compensation is provided as an Award, a Participant may elect to have all or part of the Award cancelled and converted into an equal number of Stock Deferral Units under the Plan and to have such Stock Deferral Units credited to a Stock Deferral Sub-Account pursuant to Article IV.  The provisions of this Article III shall apply to such elections, in addition to the following:

(i)                  Each Stock Deferral Sub-Account shall be either a Stock Deferral Retirement Sub-Account or a Stock Deferral In-Service Sub-Account, as elected by the Participant, to be maintained and distributed in accordance with the provisions of the Plan governing Retirement Sub-Accounts and In-Service Sub-Accounts, respectively, except as otherwise provided herein (including Section 4.2(c)(iv)).

(ii)                The amount of dividends of other distributions to shareholders that a Participant would have received had the Participant's Stock Deferral Units been actual shares of common stock of the Company as of the date of the dividend or other payment shall be credited to the Participant's Stock Deferral Sub-Account with reference to which determined and immediately converted into the appropriate number of Stock Deferral Units based upon the fair market value of shares of common stock of the Company on such date.

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(e)                Compensation Subject to Vesting.   With respect to Incentive Compensation that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least twelve (12) months from the date that the Participant obtains a "legally binding right" to such compensation (within the meaning of Section 409A of the Code), the Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.   For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least 12 months merely because the condition immediately lapses upon the death or disability (as defined in Section 409A) of the Participant, or upon a Change in Control, provided that if death, disability, or Change in Control occurs and the condition lapses before the end of such 12-month period, the Deferral Election made under this Section 3.2(e) shall not apply to such compensation.  To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election in accordance with this Section 3.2(e).

3.3.            Amount Deferred.  A Participant shall designate on the Deferral Election the portion of his Base Salary, Incentive Compensation or both that is to be deferred in accordance with this Article III.  Unless otherwise determined by the Committee, a Participant may defer (in 1% increments) up to 90% of his Base Salary and up to 100% of his Incentive Compensation for any Plan Year; provided, however, that the Participant shall not be permitted to defer less than 1% of his Base Salary or his Incentive Compensation during any one calendar year or Performance Period, as the case may be, and any attempted deferral of a lesser amount shall not be effective.

3.4.            Duration and Cancellation of Deferral Elections.

(a)                Duration.  Once irrevocable, a Deferral Election shall only be effective for the calendar year or Performance Period with respect to which such election was timely filed with the Committee.  Notwithstanding the preceding sentence, the Committee may provide, in its sole discretion, that any Deferral Elections shall apply from calendar year to calendar year, or Performance Period to Performance Period, until terminated or modified by a Participant in accordance with the terms of Sections 3.2.  Except as provided in Section 3.4(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled during a calendar year or Performance Period.

(b)               Cancellation.

(i)                  The Committee may, in its sole discretion, cancel a Participant's Deferral Election where such cancellation occurs by the later of the end of the Participant's taxable year or the 15th day of the third month following the date the Participant incurs a "disability."  For purposes of this Section 3.4(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

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(ii)                The Committee may, in its sole discretion, cancel a Participant's Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii)               If a Participant's Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 3.4(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period, as the case may be, only in accordance with Section 3.2 hereof.

ARTICLE IV
SUB-ACCOUNTS; PAYMENT ELECTIONS

4.1.            Sub-Accounts.  The Committee shall establish and maintain separate Retirement Sub-Accounts (including a Stock Deferral Retirement Sub-Account), and one or more In-Service Sub-Accounts (including Stock Deferral In-Service Sub-Accounts) for each Participant.  The Committee, in its sole discretion, shall specify the maximum number (including zero) of permitted In-Service Sub-Accounts for each Participant.  Amounts credited to a Retirement Sub-Account shall commence to be paid following the Participant's Separation from Service as provided in Article VII.  Amounts credited to an In-Service Sub-Account shall commence to be paid in a year specified by the Participant as provided in Section 4.2 and Article VII below.

4.2.            Payment Elections.  A Participant shall file a Payment Election in accordance with the following rules:

(a)                Timing; Irrevocability.

(i)                  Payment Elections with respect to a deferral of Base Salary or Incentive Compensation shall be filed with the Committee by, and shall become irrevocable as of, the applicable election filing deadline of the related Deferral Election as specified in Article III.

(ii)                Once irrevocable, a Payment Election may only be changed in accordance with Section 7.1(c) hereof.

(b)               Allocation of Deferrals Among Sub-Accounts.

(i)                  The Payment Election with respect to a deferral of Base Salary or Incentive Compensation shall contain the Participant's allocation of deferrals of Base Salary and Incentive Compensation among a Retirement Sub-Account and, to the extent permitted by the Committee from time to time, one or more In-Service Sub-Accounts.  In the event that a Participant allocates deferrals of Base Salary or Incentive Compensation to an In-Service Sub-Account, the Participant must designate the year in which payments will  commence to be paid, which year may not be earlier than two years after the date on which such Payment Election becomes irrevocable.  Base Salary or Incentive Compensation that a Participant elects to defer shall be treated as if it were set aside in one or more Sub-Accounts on the date the Base Salary or Incentive Compensation would otherwise have been paid to the Participant.

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(ii)                To the extent that a Participant does not designate the Sub-Account to which deferrals of Base Salary or Incentive Compensation shall be credited on a Payment Election as provided in this Section 4.2(b) (or such designation does not comply with the terms of the Plan), such deferrals shall be credited to the Participant's Retirement Sub-Account.

(c)                Form of Payment for Sub-Accounts.

(i)                  A Participant may elect, on the first Payment Election that he delivers to the Committee, to receive his Retirement Sub-Account in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding four years.  The form of payment designated on that first Payment Election will apply to all amounts credited to the Retirement Sub-Account under the Plan (whether attributable to deferrals of Base Salary or Incentive Compensation, or earnings on such amounts) unless changed in accordance with the rules of Section 7.1(c).

(ii)                A Participant may elect, on the first Payment Election that he delivers to the Committee pursuant to which deferrals of Base Salary or Incentive Compensation are credited to an In-Service Sub-Account, to receive the In-Service Sub-Account in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding four years.  The form of payment designated on that first Payment Election will apply to all amounts credited to that In-Service Sub-Account under the Plan (whether attributable to deferrals of Base Salary or Incentive Compensation, or earnings on such amounts) unless changed in accordance with the rules of Section 7.1(c).  A Participant may choose different forms of payment for each separate In-Service Sub-Account in accordance with this Section 4.2(c).

(iii)               To the extent that a Participant does not designate the form of payment of a Sub-Account on a Payment Election as provided in this Section 4.2(c) (or such designation does not comply with the terms of the Plan), such Sub-Account shall be paid in cash in a single lump sum.

(iv)              Notwithstanding anything contained in the Plan to the contrary, for purposes of distribution the Stock Deferral Units held in a Stock Deferral Sub-Account shall be converted to whole shares of Company common stock and cash for any fractional shares.  To the extent that delivery of any shares of Company common stock to a Participant under this Plan otherwise would cause all or any portion of the Plan to be considered an "equity compensation plan" as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule ("Listed Company Manual"), then such shares shall be paid from, and shall count against the reserve of, a Company - sponsored "equity compensation plan" designated by the Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

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ARTICLE V
VESTING

5.1.            General.  Each Participant shall at all times have a fully vested and nonforfeitable interest in the portion of his Account attributable to voluntary deferrals of Base Salary and Incentive Compensation.

5.2.            Awards.  Notwithstanding the provisions of Section 5.1, the portion of each Participant's Account, if any, attributable to deferral of an Award shall be subject to such vesting schedule as was applicable to the restricted shares for which Stock Deferral Units were credited as a result of an election under the Plan.

ARTICLE VI
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

6.1.            General.

To the extent provided by the Committee in its sole discretion, each Participant's Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Committee.  The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time.

By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.  Any amounts credited to a Participant's Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion.

6.2.            Stock Deferral Sub-Accounts.

Notwithstanding the provisions of Section 6.1, Share Deferral Sub-Accounts shall be accounted for in the form of Stock Deferral Units and Participants shall not provide investment directions with respect to them.

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If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split, or other distribution with respect to shares of the Company, or any similar corporate transaction or event in respect to such shares, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participant and consistent with the terms of the Plan, cause a proportionate adjustment to be made in the number and kind of shares deemed held under the Plan.  Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding shares under the Plan such alternative compensation as it, in good faith, may determine to be equitable under the circumstances.

ARTICLE VII
PAYMENTS

7.1.            Date of Payment of Sub-Accounts.  Except as otherwise provided in this Article VII, a Participant's Sub-Accounts shall commence to be paid as follows:

(a)                Retirement Sub-Account.  The vested amounts credited to a Participant's Retirement Sub-Account shall commence to be paid in the calendar year following the calendar year of the Participant's Separation from Service, but in no event before the first business day of the seventh month following the Participant's Separation from Service (or if earlier, upon the Participant's death).  Such amounts shall be paid in the form of payment selected by the Participant in accordance with Section 4.2(c).  Subject to Section 7.2 hereof, the Committee has the discretion to establish administrative procedures for designating the date within the applicable calendar year upon which payments shall commence.

(b)               In-Service Sub-Account.

(i)                  In general, the vested amounts credited to a Participant's In-Service Sub-Account shall commence to be paid in January of the year specified by the Participant for such Sub-Account in accordance with Section 4.2(b) hereof.  Each In-Service Sub-Account shall be paid in the form of payment selected by the Participant with respect to that In-Service Sub-Account in accordance with Section 4.2(c).

(ii)                If a Participant's Separation from Service occurs after payment of his In-Service Sub-Account has commenced, the remaining balance of such In-Service Sub-Account will continue to be paid to him in accordance with the payment schedule that has already commenced.  If, however, a Participant's Separation from Service occurs prior to the commencement of one or more In-Service Sub-Accounts, then amounts credited to such In-Service Sub-Accounts shall immediately be transferred to the Participant's Retirement Sub-Account and payment of the transferred amounts shall thereafter be governed by the terms and conditions applicable to the Retirement Sub-Account, including, without limitation, Section 7.2 hereof.

(c)                Subsequent Payment Elections.  A Participant may elect on a form provided by the Committee to change the Payment Election with respect to one or more of his Sub-Accounts (a "Subsequent Payment Election").  The Subsequent Payment Election shall become irrevocable upon receipt by the Committee and shall be made in accordance with the following rules:

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(i)                  In General.  The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. The Subsequent Payment Election most recently accepted by the Committee and that satisfies the requirements of this Section 7.1(c) shall govern the payout of the Sub-Accounts notwithstanding anything contained in Section 7.1(a) or (b) hereof to the contrary.

(ii)                Retirement Sub-Account.  A Participant may make a one-time election to change the form of payment of his Retirement Sub-Account to a form otherwise permitted under the Plan.   Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Sub-Account will be delayed until the fifth (5th) anniversary of the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, on the fifth (5th) anniversary of the first day of the calendar year that the first installment payment was scheduled to be made).

(iii)               In-Service Sub-Account.  A Participant may make one or more elections to delay the payment date or change the form of payment of one or more In-Service Sub-Account(s) to a time or form permitted under the Plan.  Such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least twelve (12) months from the first day of the calendar year that the first installment payment was scheduled to be made).  On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least five (5) years from the first day of the calendar year that the first installment payment was scheduled to be made).

(iv)              Acceleration Prohibited.  The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(d)               Small Payments.  In the event that a Sub-Account is paid in installments and the balance of the remaining amounts to be paid in installments falls below $25,000 (either as of the date that the installments payments commence to be paid or at the time any subsequent installment is to be paid thereafter), then the remaining installments shall be paid to the Participant in a single lump sum within 30 days.

7.2.            Mandatory Six-Month Delay.  Except as otherwise provided in Sections 7.7(a), 7.7(b) and 7.7(c), in no event may payments from a Retirement Sub-Account commence prior to the first business day of the seventh month following the Participant's Separation from Service (or if earlier, upon the Participant's death).

7.3.            Death of Participant.

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(a)                Each Participant shall file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election.  A Participant's Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant's death shall govern.  If a Participant fails to properly designate a Beneficiary in accordance with this Section 7.3(a), then his Beneficiary shall be his estate.

(b)               In the event of the Participant's death, the remaining amount of the Participant's vested Sub-Accounts shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form, in accordance with the following rules: (i) if a Participant dies after payment of a Sub-Account has commenced, the remaining balance of such Sub-Account will continue to be paid to his Beneficiary or Beneficiaries in accordance with the payment schedule that has already commenced; and (ii) if a Participant dies before payments from a Sub-Account have commenced, such Sub-Account will be paid to his Beneficiary or Beneficiaries in a single lump sum in the calendar year following the calendar year of the Participant's death.  The Committee has the discretion to establish administrative procedures for designating the date within the applicable calendar year upon which the payment shall be made.

7.4.            Disability of Participant.  In the event of the Participant's Disability, the Participant's vested Sub-Accounts shall be paid to the Participant, in accordance with the following rules:  (i) if the Participant incurs a Disability after payment of a Sub-Account has commenced, the remaining balance of such Sub-Account will continue to be paid to the Participant in accordance with the payment schedule that has already commenced; and (ii) if a Participant incurs a Disability before payments from a Sub-Account have commended, such Sub-Account will be paid to the Participant in a single sum within thirty (30) days following the determination by the Committee that the Participant has incurred a Disability, or such later date as may be required under Section 7.2 hereof.

7.5.            Change in Control.  Notwithstanding any provision of the Plan to the contrary, upon the occurrence of  a Change in Control, the remaining amount of the Participant's vested Account shall be paid to the Participant or his Beneficiary within thirty (30) days following the Change in Control, or such later date as required by Section 7.2 hereof.

7.6.            Withdrawal Due to Unforeseeable Emergency.  A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency.  The Committee shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.

                                                                      14

(a)                Determination of Unforeseeable Emergency.  Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 7.6 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency.  However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.

(b)               Payment of Account.  Payment shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 7.6, or such later date as may be required under Section 7.2 hereof.

7.7.            Discretionary Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)                Domestic Relations Orders.  The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)               Conflicts of Interest.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)                Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

                                                                      15

(d)               Limited Cash-Outs.  Subject to Section 7.2 hereof, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)                Payment Upon Income Inclusion Under Section 409A.  Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)                 Payment of state, local, or foreign taxes. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(g)                Certain Offsets.  Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

                                                                      16

(h)                Bona fide disputes as to a right to a payment.  Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm's length, bona fide dispute as to the Participant's right to the deferred amount.

(i)                  Plan Terminations and Liquidations.  Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 9.2 hereof.

Except as otherwise specifically provided in this Plan, including but not limited to Section 3.4(b), this Section 7.7 and Section 9.2 hereof, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

7.8.            Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)                Payments subject to Section 162(m).  A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.  If a payment is delayed pursuant to this Section 7.8(a), then the payment must be made either (i) during the Company's first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant's Separation from Service (the "six month anniversary") and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary.  Where any scheduled payment to a specific Participant in a Company's taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed.  The Committee may not provide the Participant an election with respect to the timing of the payment under this Section 7.8(a).  For purposes of this Section 7.8(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)               Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)                Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

                                                                      17

7.9.            Calculation of Installment Payments.  In the event that a Sub-Account is paid in installments (i) the amount of each installment shall equal the quotient obtained by dividing the Participant's vested Sub-Account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation, and (ii) the amount of such Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article VI hereof.  By way of example, if the Participant elects to receive payments of a Sub-Account in equal annual installments over a period of four (4) years, the first payment shall equal 1/4 of the vested Sub-Account balance, calculated as described in this Section 7.9.  The following year, the payment shall be 1/3 of the vested Sub-Account balance, calculated as described in this Section 7.9.

7.10.        Actual Date of Payment.  To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VII, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

7.11.        Discharge of Obligations.  The payment to a Participant or his Beneficiary of a his Sub-Account in a single lump sum or the number of installments elected by the Participant pursuant to this Article VII shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Sub-Account.

ARTICLE VIII
ADMINISTRATION

8.1.            General.  The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  The Committee shall have the full power, discretion and authority to carry out the provisions of the Plan, including the authority to (a) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (b) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (c) take such further action as the Company shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan.  Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial.

8.2.            Compliance with Section 409A of the Code.

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(a)                It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

(b)               Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c)                Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1.            Amendment.  The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board.  Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company.  In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

9.2.            Payments Upon Termination of Plan.  In the event that the Plan is terminated, the amounts allocated to a Participant's Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.  Notwithstanding the preceding sentence, and subject to Section 7.2 hereof:

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(a)                Liquidation; Bankruptcy.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(a), provided that the amounts are included in the Participant's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b)               Discretionary Terminations.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) The Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(c)                Other Events.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE X
MISCELLANEOUS

                                                                      20

10.1.        Nonalienation of Deferred Compensation.  Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 7.7(a) hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant's or Beneficiary's interest under this Plan to an "alternate payee" as defined in Section 414(p) of the Code.

10.2.        Participation by Employees of Affiliates.  Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Company's Board of Directors, adopt the Plan; provided that the Company's Board of Directors may waive the requirement that such board of directors or equivalent governing body effect such adoption.  By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate.  An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company.  The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Salary or Incentive Compensation that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.

10.3.        Interest of Participant.

(a)                The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group.  Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees.  It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.  The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group's obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

                                                                      21

(b)               In the event that, in the sole discretion of the Committee, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom.  The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein.  A Participant's participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

10.4.        Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

10.5.        Severability.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.6.        Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

10.7.        Relationship to Other Plans.  The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

10.8.        Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

10.9.        Withholding of Taxes.  Subject to Section 7.7 hereof, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.  The Affiliated Group shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant's Account or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account.

10.10.    Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

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10.11.    Headings; Interpretation.  Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

10.12.    Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

*       *        *

                        EXECUTED this               day of June, 2007.

                                                            ASSOCIATED ESTATES REALTY CORPORATION

                                                            By:         /s/Kara Florack

                                                            Title:      Vice President of Human Resources

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SECTION 409A DEFINITION
OF A CHANGE IN CONTROL EVENT

A deferred compensation plan subject to Section 409A may permit a payment of benefits upon a "Change in Control Event."  There are generally three types of events that may constitute a Change in Control Event for purposes of the Section 409A rules: (i) a change in the ownership of a corporation; (ii) a change in the effective control of a corporation; and (iii) a change in the ownership of a substantial portion of the assets of a corporation.

The definition of a Change in Control Event will apply to the payment of amounts deferred (and related earnings) on or after January 1, 2005.  Amounts deferred prior to January 1, 2005 (and related earnings) will continue to be subject to the existing change in control definition (unless the plan is materially modified).  The existing change in control definition can also continue to apply to determine vesting (as opposed to distributions) and to trigger the funding of a rabbi trust.

TYPE OF EVENT	DEFINITION	COMMENT
A change in the ownership of a corporation

A person (or group) acquires stock that, together with stock already owned by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the corporation.

If a person (or group) already owns more than 50 percent of the stock, the acquisition of additional stock will not trigger a Change in Control Event.

A Change in Ownership Event occurs only if there is a transfer or issuance of stock and the stock remains outstanding after the transaction.

A change in effective control of a corporation

•   A person (or group) acquires, during a 12-month period, stock possessing 30 percent or more of the total voting power; or

•   A majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the corporation's board of directors prior to the date of the appointment or election.

If a person (or group) already owns at least 30 percent of the voting power, the acquisition of additional voting power does not trigger a Change in Control Event (but the acquisition of additional value might trigger the 50 percent prong above).

The change in board membership prong triggers only with respect to a corporation for which no other corporation is a majority shareholder (i.e., the parent corporation).

A change in the ownership of a substantial portion of the assets of a corporation

A person (or group) acquires, during a 12-month period, assets that have a total gross fair market value (i.e., without regard to liabilities) of 40 percent or more of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition.

An exception applies if the transfer is to an entity that is controlled by the shareholders of the transferring corporation, such as:

•      a shareholder of the transferring corporation (immediately before the transfer) in exchange for or with respect to the receiving corporation's stock;

•      an entity in which the transferring corporation owns 50 percent or more of the total value or voting power;

•      a person (or group) that owns directly or indirectly 50 percent or more of the total value OR voting power of all of the outstanding stock of the transferring corporation; or

•      an entity in which at least 50 percent of the total value or  voting power is owned directly or indirectly by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of the transferring corporation.

Miscellaneous

The occurrence of the event must be objectively determinable and any requirement that any other person or group, such as a plan administrator or compensation committee, certify the occurrence of a change in control event must be strictly  ministerial and not involve any discretionary authority.

Certain attribution rules apply for purposes of determining stock ownership.

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WHEN DOES A SEPARATION FROM SERVICE
 OCCUR UNDER SECTION 409A?

Payments may commence upon a termination of employment under arrangements affected by Section 409A of the tax code only if the termination constitutes a "separation from service."   This memorandum provides a summary of the definition of "separation from service" and identifies design decisions that the company must make in 2007 concerning the application of the definition.

General definition of "separation from service"

A separation from service occurs when the employee dies, retires, or otherwise has a termination of employment.  The employee must terminate employment with the employer and all members of the employer's "controlled group" (generally based on a 50% ownership level), which includes foreign and noncorporate entities.

 Issues with reduced schedules or consulting arrangements

In some cases it is not clear whether a separation from service has occurred.  For example, what if an employee is permitted to remain on the payroll for a period of time to "bridge the gap" to retirement, but no further meaningful services are required?  Or what if an employee purportedly terminates employment but continues to provide significant services as a consultant?

In these cases, a separation from service will occur only if the parties "reasonably anticipate" that the level of services will permanently decrease to 20% or less of the average level of services during the previous 36 months (or if shorter, the actual period of service).  In this regard, there are a few presumptions that apply:

.      A separation from service is presumed if the level of services falls to 20% or less

.      A separation from service is presumed not to have occurred if the level of services continues at a level of 50% or more

.      These presumptions can be rebutted based on the facts and circumstances

The final regulations confirm that a separation from service cannot be defined by reference to when an employee leaves the payroll.

Bona fide leave of absence

The employment relationship is deemed to continue while the employee is on military leave, sick leave, or other bona fide leave of absence (provided there is a reasonable expectation that the employee will return) if:

.      The leave does not exceed six months

.      The leave extends beyond six months, but the employee retains a right to reemployment under an applicable statute (e.g., Family Medical Leave Act; USERRA) or by contract.

.      The leave does not extend beyond 29 months in the case of a certain disabilities

The final regulations confirm that "terminal leave" programs will not delay a separation from service.

Re-Employment

If an employee terminates employment but is later re-employed by the same controlled group, then the parties will need to carefully review the facts and circumstances to determine whether a true separation from service has occurred.  The presumptions outlined above will apply to this situation.

If the facts and circumstances indicate that, at the time of termination, the parties reasonably anticipated that no future services would be provided, then it is likely that the original separation from service will be respected.  On the other hand, if the facts and circumstances indicate that the parties anticipated that the individual would be re-employed after a short period of time, then the separation from service might not be respected.

If the original termination of employment is respected, any payments of deferred compensation that commenced upon the original separation from service cannot be suspended upon the subsequent re-employment.

Employee-Directors

Special rules apply when an individual serves as both an employee and as a member of the board of directors.  Where an individual terminates employment but continues as a director, the termination will constitute a separation from service only under the employee deferral plans, but not any separate director plans (and vice versa).

Asset Sales

Under a modified "same desk" rule, the parties to an asset purchase agreement may specify in writing, prior to closing, whether the employees of the selling company who continue with the purchaser have experienced a separation from service under the various deferred compensation plans of the seller.  The parties must treat all affected employees consistently (i.e., they cannot pick and choose).

The benefits under the seller's deferred compensation plans generally will be payable when the employees separate from service with the buyer.  Therefore, the parties should establish a procedure for notifying the seller if and when the transferred employees later separate from service.  A similar rule applies in the context of spin-off transactions.        27

A GUIDE TO TRACKING
SPECIFIED EMPLOYEES UNDER SECTION 409A

Section 409A of the tax code imposes a mandatory 6-month delay on payments of deferred compensation to "specified employees" of a public company following separation from service.  Therefore, as part of its Section 409A Compliance Program, the company will need to establish a method to identify and track its specified employees.  This memorandum provides a general overview of the design decisions related to establishing this tracking system.

GENERAL OVERVIEW

A "specified employee" of a public company generally means an individual who is either:

.      Top Officer:  An "officer" having annual "compensation" greater than a specified amount ($145,000 in 2007), not to exceed the top 50 paid officers (or, if fewer, the greater of 3 or 10% of the employees).

.      5-Percent Owner:  A 5-percent owner of the public company.

.     1-Percent Owner:  A 1-percent owner of the public company having annual "compensation" of more than $150,000.

REGULATORY METHOD
OR ALTERNATIVE METHOD

The company may identify its specified employees using the approach outlined in the regulations (i.e., the "regulatory method") or by reference to a customized "alternative method."

 [x]        Default - Regulatory Method.  Follow the approach outlined in the regulations.

.      Pros.  The approach is specifically sanctioned by the final regulations and results in the minimum number of employees being subject to the 6-month delay.

.      Cons.  The approach does not leave room for error.  For example, an error in calculating compensation could result in an under-inclusive list.

□          Alternative Method.  In lieu of following the regulatory method for identifying specified employees, the Company could create an "alternative method," for example based on payroll code or salary grade.  The alternative method must be an objectively determinable standard that is designed to include all specified employees (determined based on all of the "default" rules set forth below).  The alternative method must result in either all service providers or no more than 200 service providers being identified in the class as of any date.  If this box is checked, please describe the method:  _______________________________________.

.      Pros.  The approach is flexible and could reduce the administrative burden of tracking specified employees.

.      Cons.  The approach generally will result in an over-inclusive list of individuals subject to the 6-month delay.  Moreover, it might be difficult to establish a method that will always include: (i) no more than 200 employees and directors; (ii) the top 50 officers; and (iii) the 5-percent and 1-percent owners.

REGULATORY METHOD FOR
IDENTIFYING SPECIFIED EMPLOYEES

If the company decides to use the regulatory method to identify specified employees, then it will need to take the following steps to establish its tracking system.

Step One:  Identify the pool of "officers"

No more than 50 employees (or, if fewer, the greater of 3 or 10% of the employees) will be treated as "officers."

.      For this purpose, all members of the affiliated group are treated as one employer (using the 80% ownership test under Section 414(b) and 414(c) of the tax code).  Therefore, an affiliated group with 500 or more employees will have a maximum of 50 officers.

.      If more employees qualify as officers than permitted under these limits, then those qualifying individuals receiving the highest one-year compensation while officers are considered the company's officers.

.      An employee who is an officer must be counted as an officer for this purpose even if he or she also is a specified employee under the 5-percent owner or 1-percent owner tests.

.      A non-employee director will not be considered an officer for this purpose.

Unfortunately, the final regulations under Section 409A do not provide guidance on how to identify the "officers" of a company.   Instead, the determination is based on guidance under Section 416 of the tax code.

.      Whether an individual is an "officer" is determined based of all the facts, including, for example, the source of his authority, the term for which elected or appointed, and the nature and extent of his duties.

.      An employee who merely has the title of an officer but not the authority of an officer is not considered an officer for purposes of this test.  Similarly, an employee who does not have the title of an officer but has the authority of an officer is an officer for purposes of this test.

.      An individual may be considered an "officer" under Section 409A even though he is not a board-appointed officer.  For example, in some cases non-board-appointed officers have certain authority to bind the company (e.g., authority over budgets, etc.).  Depending on the specific  facts and circumstances, there is a risk that these employees could be considered "officers" for purposes of Section 409A.

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.      Based on the above, a conservative approach is to include all board-appointed officers, plus the most highly compensated other employees, up to a total of 50 individuals.

Conclusion:  Method to identify "officers." preceding method

Step Two:  Identify the 5-percent and 1-percent owners

An individual is a 5-percent owner if he owns more than 5 percent of (i) the outstanding stock or (ii) the total voting power of all stock.   An individual is a 1-percent owner if he owns more than 1 percent of (i) the outstanding stock or (ii) the total voting power of all stock, and his annual compensation exceeds $150,000.

.      Unlike the "top officer prong", these two prongs can apply to non-employee directors and consultants.

.      For purposes of applying this test, the general stock attribution rules of Section 318 of the tax code apply, with certain modifications.

Conclusion:

Step Three:  Select the appropriate definition of compensation

The application of each of the "top officer" prong and the "1-percent owner" prong of the specified employee definition depends on the individual's "compensation."   For example:

.      For purposes of the "top officer" prong, the officer's "compensation" must exceed $145,000 for 2007; if there are more than 50 officers, then those individuals receiving the highest one-year "compensation" while officers are included on this list.

.       An individual who owns more than 1 percent of the vote or value of outstanding stock only if his or her annual "compensation" exceeds $150,000.

For these purposes, the company may use any available definition of "compensation" under Section 415 of the tax code, including any available safe harbor, timing or other special rules.  The definition must be used consistently and cannot be changed retroactively.  Although the definition is not required to match the one used in the company's qualified plans, it might make sense from an administrative standpoint to have consistent definitions.  The company, however, may have business reasons to deviate from the definition of compensation included in its qualified plan.

□          Same as Qualified Plan.  The ____________________ plan.

[x]         Customize the Definition.

            Definition of Compensation

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[x]         Default Definition.  Generally includes all compensation paid for personal services that is included in gross income, including salary, commissions, bonuses and fringe benefits, plus elective deferrals to a 401(k) plan and elective benefits under a cafeteria plan or qualified transportation fringe benefit plan.  The definition also includes certain "special items", such as amounts resulting from a Section 83(b) election, amounts that are includible under the rules of section 409A, and certain taxable reimbursements.  The definition does not include elective deferrals under a nonqualified deferred compensation plan, distributions from a qualified or nonqualified plan (unless otherwise provided by the employee), amounts realized from the exercise of a non-statutory option or the vesting of restricted shares, amounts realized from the sale of shares acquired under an incentive stock option, or other similar items.

□          Simplified compensation. Same as above, but does not include the "special items", such as income attributable to a Section 83(b) election, Section 409A or taxable reimbursements.

□          Section 3401(a) wages.   Includes amounts in Box 1 on the Form W-2, plus elective deferrals to a 401(k) plan and elective benefits under a cafeteria plan or qualified transportation fringe benefit plan.  Unlike the default or simplified definitions, this definition does include income recognized upon exercise of stock options or the vesting of restricted shares.  The definition also does not add back elective deferrals under a nonqualified deferred compensation plan.

Other Special Rules

□          Nonresident Aliens.  Include compensation paid to nonresident aliens even if the amount is excluded from gross income.

□          Use of Special Timing Rules.  Describe _____________________________.

Step Four:  Select the specified employee identification date

An employee is a specified employee if he satisfies the definition at any time during the 12-month period ending on the specified employee "identification date".  The company has flexibility in selecting the "identification date" (although any subsequent change will not be effective for at least 12 months):

[x]         Default Date.  Unless another date is designated, the specified employee identification date is December 31.  In other words, if the individual is a specified employee at any time during the period commencing January 1 and ending December 31 of a calendar year, then he or she is a specified employee on the identification date.

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□          Other Date.  The company may designate any other date as the specified employee identification date, provided that it uses the same identification date with respect to all nonqualified deferred compensation plans. If this box is checked, please insert the date ______________.

Step Five:  Select the specified employee effective date

If an individual is a specified employee as of an "identification date", then he or she is treated as a specified employee for the entire 12-month period beginning on the specified employee "effective date."  The company has flexibility in selecting the "effective date" (although any subsequent change will not be effective for at least 12 months):

[x]         Default Date.  Unless another date is designated, the specified employee effective date is the first day of the fourth month following the specified employee identification date (e.g., April 1 for a December 31 identification date).

□          Other Date.  The company may designate any earlier date as the specified employee effective date.   If this box is checked, please insert the date ______________ (not later than the first day of the fourth month following the specified employee identification date).

TIMING RULES

The elections described above (including the election to use the alternative method) are subject to the following rules:

.      The elections must be effective for all nonqualified deferred compensation plans and must apply consistently to all employees.

.      The elections must be in place no later than December 31, 2007.

.      The elections are effective when the company has taken all necessary corporate action to make the elections binding for purposes of all nonqualified deferred compensation plans.

As a practical matter, the company might want to retain the discretion in the deferred compensation plans to make the elections (rather than stating the elections in the plan document).  The company could then establish or change the elections in a resolution that applies to all nonqualified deferred compensation arrangements.                    32

[1] Please refer to the attached change in control memorandum for a summary of these terms.

[2]  Please refer to the attached memorandum for a summary of the separation from service definition.

[3] Please refer to the attached memorandum regarding specified employees for more information.